Exhibit 99.1

Proteostasis Therapeutics Announces Conference Call to Provide Clinical and

Scientific Update at 30th Annual North American Cystic Fibrosis Conference

Cambridge, Mass., October 26, 2016 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis, today announced that the company will hold a conference call on Thursday, October 27, 2016 at 8:00 a.m. ET to provide an update and discuss data being presented at the 30th Annual North American Cystic Fibrosis Conference (NACFC).

This conference call will be held in lieu of the live call and webcast originally scheduled for Thursday, October 27, 2016 at 8:15 p.m. ET. The company will continue to host a cocktail reception with analysts and investors onsite at NACFC on Thursday, October 27, 2016 at 8:00 p.m. ET.

The conference call can be accessed by dialing 1-844-534-7315 from the United States or 1-574-990-3007 from outside the United States and referring to conference ID 4519223. A live webcast and accompanying slide presentation will be available on the Event Calendar page in the Investors & Media section of the company’s website, www.proteostasis.com. A replay of the webcast will be available on the company’s website shortly after the conclusion of the conference call.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that modulate the proteostasis imbalance in cells and restore protein function. Proteostasis Therapeutics is currently enrolling eligible adults with CF to participate in its Phase 1 clinical trials of PTI-428. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed collaborations with Biogen to research and identify therapeutic candidates for neurodegenerative disease and with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

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